Exhibit 99.1
NEWS RELEASE
CONTACT:	Investor Relations Irvine Sensors Corporation 714-444-8718 investorrelations@irvine-sensors.com
IRVINE SENSORS RELEASES UNAUDITED FY09 STATEMENT OF OPERATIONS TO
MEET NASDAQ LISTING REQUIREMENT
FOR IMMEDIATE RELEASE
COSTA MESA, CALIFORNIA — October 26, 2009 — Irvine Sensors Corporation (NASDAQ: IRSN) today released an unaudited condensed statement of operations for the Company’s 2009 fiscal year, which ended September 27, 2009. Pursuant to a continuing listing extension granted by a Nasdaq Listing Qualifications Panel (the “Listing Panel”), the Company was required to evidence unaudited net income from continuing operations of greater than $500,000 for fiscal 2009 on or before October 27, 2009, or to demonstrate compliance with one of Nasdaq’s alternative listing criteria by that date, in order to maintain its listing on the Nasdaq Capital Market. The condensed unaudited statement of operations released today indicates that the Company’s income from continuing operations for fiscal 2009 was $755,100, subject to audit, an amount in excess of the minimum requirement set forth by the Listing Panel.
Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies and sale of higher level systems incorporating such products and research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

IRVINE SENSORS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

Fiscal Year Ended
September 27,
2009
Total revenues	$11,536,200
Total costs and expenses	21,590,200
Gain on sale or disposal of assets	8,640,800
Gain on elimination of consolidated debt	2,539,200
Gain from reduction in pension liability	2,242,500
Provision for litigation judgment	(834,300)

Income from operations	2,534,200

Interest expense	(1,635,500)
Other income and expense	31,300
Provision for income taxes	(174,900)

Income from continuing operations	755,100
Income from discontinued operations	58,400

Net income	$813,500